Exhibit 32.1

Certification Pursuant to 18 U.S.C. Sec. 1350

In connection with the filing by The RMR Group Inc. (the “Company”) of the Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (the “Report”), each of the undersigned hereby certifies, to the best of his knowledge:

1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Adam D. Portnoy	/s/ Matthew P. Jordan
Adam D. Portnoy Managing Director, President and Chief Executive Officer (principal executive officer)	Matthew P. Jordan Treasurer and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Barry M. Portnoy
Barry M. Portnoy Managing Director

Date:    December 18, 2015